Exhibit 99.01

Tonix Pharmaceuticals Reports Third Quarter 2014 Financial Results

NEW YORK – November 10, 2014 – Tonix Pharmaceuticals Holding Corp. (Nasdaq: TNXP) announced its financial results for the quarter ended September 30, 2014.

”In September, we announced preliminary top line results from the Phase 2b BESTFIT study of TNX-102 SL in fibromyalgia. We view TNX-102 SL as a broadly active and well tolerated therapeutic candidate for fibromyalgia, and we look forward to initiating a Phase 3 registration program in the first half of 2015 following communication with the FDA,” said Seth Lederman, M.D., president and chief executive officer. “We expect to announce the start of our Phase 2 AtEase study of TNX-102 SL in post-traumatic stress disorder in the coming weeks. Also, we plan to advance our third clinical program, TNX-201 for episodic tension-type headache, into a Phase 2 trial in the first half of next year.”

Third Quarter Financial Results

For the three months ended September 30, 2014, Tonix reported a net loss of $7.4 million, or $0.71 per share, as compared to a net loss of $3.1 million, or $0.87 per share, for the third quarter of 2013. The increase in net loss is primarily due to an increase in research and development expense. At September 30, 2014, Tonix’s cash totaled $46.2 million as compared to $8.2 million at December 31, 2013.

About Tonix Pharmaceuticals Holding Corp.

Tonix Pharmaceuticals is a clinical-stage company developing first-in-class medicines for common disorders of the central nervous system, including fibromyalgia, post-traumatic stress disorder (PTSD), and episodic tension-type headache. These disorders are characterized by chronic disability, inadequate treatment options, high utilization of healthcare services, and significant economic burden. Tonix's lead candidate, TNX-102 SL, is intended to be a first-line treatment for fibromyalgia and for PTSD. A Phase 2b trial of TNX-102 SL in fibromyalgia (BESTFIT) has been completed with an optimal therapeutic dose identified, and Tonix is preparing to initiate a Phase 3 program to support registration. A Phase 2 trial of TNX-102 SL in PTSD (AtEase) is expected to begin in the fourth quarter of 2014. TNX-201 is in development for episodic tension-type headache and is currently being evaluated in a Phase 1 trial. To learn more, please visit www.tonixpharma.com.

Forward Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as "anticipate," "believe," "forecast," "estimate" and "intend," among others. These forward-looking statements are based on Tonix's current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; uncertainties of government or third party payer reimbursement; limited sales and marketing efforts and dependence upon third parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any pharmaceutical under development, there are significant risks in the development, regulatory approval and commercialization of new products. Tonix does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in the Annual Report on Form 10-K filed with the SEC on March 28, 2014 and future periodic reports filed with the Securities and Exchange Commission. All of the Company's forward-looking statements are expressly qualified by all such risk factors and other cautionary statements. The information set forth herein speaks only as of the date hereof.

TONIX PHARMACEUTICALS HOLDING CORP.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Costs and expenses:
Research and development	$5,217	1,637	12,842	3,322
General and administrative	2,217	1,455	5,810	3,857
Total operating expenses	7,434	3,092	18,652	7,179

Operating loss	(7,434)	(3,092)	(18,652)	(7,179)
Interest and other financing costs, net	15	2	25	2
Net loss	$(7,419)	(3,090)	(18,627)	(7,177)
Net loss per common share - basic and diluted	$(0.71)	(0.87)	(1.92)	(2.73)
Weighted average common shares outstanding - basic and diluted	10,497	3,537	9,719	2,633

TONIX PHARMACEUTICALS HOLDING CORP.

CONDENSED CONSOLIDATED BALANCE SHEET DATA

(in thousands)

(Unaudited)

	September 30,	December 31,
	2014	2013 (1)
Assets
Cash	$46,227	8,202
Prepaid expenses and other current assets	699	429
Total current assets	46,926	8,631
Other non-current assets	402	105
Total assets	$47,328	8,736

Liabilities and stockholders’ equity
Total liabilities	$3,551	2,224
Stockholders’ equity	43,777	6,512
Total liabilities and stockholders’ equity	$47,328	8,736

(1)	The condensed consolidated balance sheet for the year ended December 31, 2013 has been derived from the audited financial statements but does not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.

Source: Tonix Pharmaceuticals

Contacts

Tonix Pharmaceuticals Holding Corp:

Leland Gershell, M.D., Ph.D.

Chief Financial Officer

(212) 980-9155 x104

leland.gershell@tonixpharma.com

Investor Relations

Martini Communications LLC

Amy Martini

amartini@martinicommunications.com

Public Relations:

Dian Griesel Int’l.

Susan Forman / Laura Radocaj

(212) 825-3210

sforman@dgicomm.com

lradocaj@dgicomm.com